SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2006

CIGNA Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-08323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

Two Liberty Place, 1601 Chestnut Street
Philadelphia, Pennsylvania 19192
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code

(215) 761-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communication pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective October 25, 2006, the Board of Directors of CIGNA Corporation, upon the recommendation of the Corporate Governance Committee, approved amendments to the By-Laws to adopt a majority vote standard for uncontested elections of directors. Under Article II, Section 2 of the By-Laws, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections, those in which a shareholder has nominated a person for election to the board, the voting standard will continue to be a plurality of votes cast.

In conjunction with the adoption of the majority vote standard, the Board also amended the Board Practices to require the Board to nominate for election, and to fill Board vacancies and new directorships, only with nominees who agree that, after they are elected to the Board, they will tender resignations conditioned on: (a) the failure to achieve the required vote at any future meeting at which they face election; and (b) the Board’s acceptance of their resignation following that election. That resignation cannot be withdrawn unless the Board eliminates the majority voting standard. The Corporate Governance Committee will act on an expedited basis to determine whether to accept the resignation and will submit the recommendation for prompt consideration by the Board. The Board expects the Director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

Also, in connection with the adoption of the majority vote standard, the Board amended Article II, Section 11 of the By-Laws to require stockholder nominees for director election to notify CIGNA whether or not the nominees intend to tender the same type of resignation required of the Board’s director nominees and directors appointed to the Board.

The foregoing description of the amendments to CIGNA's By-Laws is qualified in its entirety by reference to the full text of the by-laws, as amended, a copy which is attached as Exhibit 3 and incorporated herein by reference.

Index to Exhibits

Number	Description	Method of Filing

3	By-Laws of the	Filed herewith.
registrant, as amended
October 25, 2006

SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIGNA CORPORATION

Date: October 30, 2006	By: /s/ Nicole Jones
Nicole Jones
Corporate Secretary and Vice
President and Chief Counsel, Corporate and Financial Law